Exhibit 99.1

FOR IMMEDIATE RELEASE	MARCH 5, 2007
SYKES ENTERPRISES, INCORPORATED REPORTS
FOURTH QUARTER 2006 FINANCIAL RESULTS
Record fourth quarter revenues grew 23.2% year-over-year;
2007 business outlook expects continued growth performance
TAMPA, FL — March 5, 2007 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today financial results for the fourth-quarter of and full-year 2006, the highlights of which are as follows:

	Fourth Quarter	Fourth Quarter
(In millions, except per share data)	2006	2005
Revenues	$158.6	$128.8
Income from Operations	$10.2	$9.1
Net Income	$8.1	$8.6

EPS	$0.20	$0.22
•	Total fourth quarter revenues increased 17.3% excluding the Argentina acquisition

•	Fourth quarter revenue growth was broad-based, with clients representing more than three-quarters of total revenues growing organically by approximately 24%

•	Top 10 clients represented 38% of total revenues during the fourth quarter versus 44% in the same period last year

•	Fourth quarter operating margin of 6.4% was ahead of Company expectations

•	Capacity utilization rates during the quarter both on an organic basis and with the Argentina acquisition held steady at 83%, even as total seats increased organically by 10% and with the Argentina acquisition by 22%, highlighting rapid conversion of capacity build to revenue generation

•	Effective tax rate higher than expected due primarily to a tax assessment in India with a negative impact to EPS of $0.04
Americas
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America and the Asia Pacific region), increased 21.7% to $104.9 million, or 66.1% of total revenues, for the fourth quarter of 2006. Revenues for the prior year period totaled

$86.2 million, or 66.9% of total revenues. Approximately 8.8%, or $7.6 million, of the 21.7% fourth quarter 2006 revenue percentage increase was related to the Argentina acquisition completed in the third quarter of 2006. Excluding the acquisition, the year-over-year revenue increase reflects acceleration in call volumes, particularly offshore, from existing and new client programs within the communication and financial services verticals. Approximately 57% of the Americas fourth quarter 2006 revenues, 54% excluding the acquisition, was generated from services provided offshore compared to approximately 49% in the prior year quarter, reflecting growth in call volumes offshore. On a sequential basis, the Americas revenues rose 1.7%, 1.8% excluding the acquisition, to $104.9 million compared to $103.2 million in the third quarter of 2006. The increase was attributable to the factors mentioned above, partially offset by tough comparisons in the telemedicine program due to a nurse shortage in Canada.
The Americas operating margin before corporate G&A expenses for the fourth quarter of 2006 was 14.2% versus 17.2% in the comparable quarter last year. The year-over-year Americas operating margin decrease was due to tough comparisons in the Canadian telemedicine program due to the nurse shortage, coupled with the unfavorable impact of the strengthening Philippines Peso as discussed in our fourth quarter 2006 outlook, higher expenses associated with offshore seat additions and on-going ramp-up of client programs in the fourth quarter of 2006.
On a sequential basis, the Americas operating margin before corporate G&A expenses decreased to 14.2% in the fourth quarter of 2006 versus 28.5% in the third quarter of 2006. The third quarter 2006 operating margin included a pre-tax gain of approximately $13.9 million, or 13.4% of the Americas revenues, on the sale of four previously-leased U.S. customer contact management centers. Excluding the gain on sale, the Americas operating margin decreased sequentially approximately 90 basis points largely due to the factors mentioned in the preceding paragraph.
EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 26.2% to $53.7 million, representing 33.9% of SYKES’ total revenues for the fourth quarter of 2006 compared to $42.6 million, or 33.1%, in the prior year’s fourth quarter. The EMEA region has posted two consecutive quarters of solid year over year revenue growth performance. The $11.1 million increase from the comparable prior year quarter in EMEA revenues was split between improvements in client call volumes of $6.9 million and a stronger Euro contributing $4.2 million. The improvements in call volumes were primarily driven by programs with existing clients within the technology and communications verticals, coupled with a ramp up of some new programs by new clients.
Sequentially, EMEA revenues increased approximately $7.6 million, or 16.5%, to $53.7 million compared to $46.1 million in the third quarter of 2006. Approximately $6.9 million of the sequential revenue increase was due to an improvement in client call volumes driven partly by seasonality, while the remaining $0.7 million was due to a stronger Euro.
The operating margin for EMEA before corporate G&A expenses in the fourth quarter of 2006 was 8.5% compared to 3.6% in the comparable period. The quarter-over-quarter margin increase was principally due to improvements in call volumes and improved capacity utilization, coupled with the inclusion of certain severance expenses related to client contract expiration in the previous year’s quarter.
Sequentially, the EMEA operating margin increased to 8.5% from 7.0%, reflecting improvements in call volumes and capacity utilization driven partly by seasonality.
Corporate Costs
Corporate costs totaled $9.2 million in the fourth quarter of 2006, an increase of $1.9 million from $7.3 million in the comparable period. The quarter-over-quarter increase was largely due to higher compliance and compensation costs. Sequentially, the increase in corporate costs of $0.8 million, excluding the third-quarter 2006 $2.0 million charitable contribution, was largely due to the aforementioned reasons, along with travel costs.
Other Income and Taxes
Other income for the fourth quarter of 2006 totaled approximately $0.7 million compared to other income of $0.6 million for the same period in the prior year. The quarter-over-quarter increase in other income was primarily related to additional interest income resulting from higher average levels of cash earning higher interest, net of lower rental income due to the sale of four previously-leased U.S. customer contact management centers in September 2006.
During the fourth quarter of 2006, the Company’s tax rate was 25.3% versus 11.2% in the same period last year. The fourth quarter 2006 tax rate of 25.3% was also above the estimated tax rate range of a 5% provision to a 5% benefit provided in the Company’s fourth quarter business outlook. The increase in comparable quarter tax rate as well as the increase versus the fourth quarter outlook was primarily due to an income tax assessment issued in December 2006 by the Indian tax authorities on prior year cost-plus services, as well as higher than anticipated income in the U.S. The quarter-over-quarter effective tax rate increase impacted EPS by $0.04, while the effective tax rate increase versus the fourth quarter outlook range impacted EPS by $0.06 to $0.08.
2006 Twelve-Month Review
Americas
For the twelve-months ended December 31, 2006, revenues generated from the Company’s clients in the Americas segment, including operations in North America and offshore, increased 21.7% to $387.3 million, or 67.4% of total revenues. This compared to revenues of $318.2 million, or 64.3% of total revenues, for the twelve-months of 2005. Approximately 4.7% of the 21.7% in revenue percentage increase for 2006 was related to the Argentina acquisition completed in the third quarter of 2006. Excluding the acquisition, the revenue increase and percentage shift primarily reflected the broad based increase of customer call volumes within the Americas region, particularly offshore.
The Americas operating margin before corporate G&A expenses and impairment of long-lived assets for the twelve-months ended December 31, 2006 was 18.5% compared to 15.8% for the twelve-months ended December 31, 2005. The results for the twelve-months of 2006 and 2005 included gains of $13.9 million and $1.7 million, respectively, related to the sale of five U.S. customer contact management centers, four of which were previously leased by third parties. These gains represented approximately 3.6% and 0.5% of operating margins for 2006 and 2005, respectively. Excluding these gains, the Americas operating margin decreased approximately 30 basis points due to a combination of factors, including higher expenses associated with certain wage increases, the unfavorable impact of the strengthening Philippines Peso, offshore seat additions, on-going ramp of client programs and the tough comparisons in the Canadian telemedicine program resulting from the nurse shortage. These factors partially offset the more favorable operating margin SYKES’ has been realizing with the mix-shift to more offshore call volumes and higher capacity utilization.
EMEA
For the twelve-months ended December 31, 2006, revenues from the Company’s EMEA region increased 5.8% to $186.9 million, representing 32.6% of SYKES’ total revenues, compared to $176.7 million, or 35.7%, in the prior year. The $10.2 million year-over-year increase in EMEA revenues was split between improvements in client call volumes amounting to $8.5 million and a stronger Euro amounting to $1.7 million. The improvements in call volumes were primarily driven by existing clients within the technology and communications verticals, coupled with a ramp up of some new programs by new clients, offsetting the ramp-down of a contract expiration of a customer contact management program with a technology client during the first-half of 2006.
The operating margin for EMEA before corporate G&A expenses and impairment of long-lived assets for the twelve-months ended December 31, 2006 was 5.4% compared to 4.2% in the prior year. The year-over-year margin increase was primarily due to improvements in call volumes and improved capacity utilization, partially offsetting certain severance expenses related to client contract expiration during the first-half of 2006.
Corporate Costs and Impairment Charges
Corporate costs for the twelve months ended December 31, 2006 totaled $36.0 million compared to $31.1 million in 2005, an increase of $4.9 million. Part of the increase was due to a donation of $2.0 million to the Community Foundation of Tampa Bay during the third quarter, coupled with higher compliance and compensation costs, as well as sales and marketing investments.
In 2006, the Company recorded an impairment charge of $0.4 million related to certain European operations as well as disposal of customer contact management work stations and equipment from previously exited centers in the Americas region. Similarly, the Company also recorded impairment charges of $0.6 million in 2005.
Other Income and Taxes
Other income for 2006 totaled approximately $6.3 million compared to other income of $2.8 million for the prior year. The year-over-year increase was due to a combination of rental income from the leasing of four customer contact management centers and additional interest income resulting from the Canadian Tax Settlement and higher average levels of cash earning higher interest, net of higher level of foreign currency transaction losses.
For 2006, the Company’s year-over-year tax rate was 17.8% versus 19.6%. The decrease in the effective tax rate resulted primarily from a shift in the Company’s mix of earnings across regions with foreign income tax rate differentials (including tax holiday jurisdictions).
Liquidity and Capital Resources
The Company’s balance sheet at December 31, 2006 remained strong with cash and cash equivalents of $158.6 million and no outstanding debt. Approximately $121.9 million, or 76.9%, of the Company’s December 31st cash balance was held in international operations. At December 31, 2006, the Company also had $50 million of capacity available under its credit facility. For the three-months ended December 31st, 2006, the Company generated approximately $12.2 million in cash flow from operations. For the twelve months ended December 31, 2006, the Company generated $44.8 million in cash flow from operations.
Business Outlook
The business outlook for the first quarter and full year of 2007 reflects expectations of continued positive momentum from the fourth quarter 2006. This momentum is being driven broadly by volume growth from existing and new clients across the communications, technology and financial services verticals within the Americas and EMEA regions. To capitalize on the volume growth, the Company is accelerating its capacity expansion by 15%, or 3,400 seats, as compared to 10% growth in capacity expansion in 2006. Capacity expansion is expected to be broad based, spanning 10 countries within the Americas and EMEA regions. Approximately 80% of the capacity expansion is expected to occur in the first half of 2007, the build out and the subsequent ramp up of which is expected to impact margins through the first half of 2007. Although the Philippine Peso is expected to continue a strong but volatile trend in 2007, management has and will likely continue to hedge certain currency exposures. Separately, the revenue and margin impact due to the nurse shortage in the Company’s telemedicine program as discussed previously in the fourth quarter 2006 business outlook is expected to moderate given the successful implementation of an aggressive nurse recruitment strategy along with alternative delivery channels for telemedicine. Consequently, certain performance incentives from the telemedicine program are expected to be realized in the first quarter of 2007 that could add up to 100 basis points in operating margin.
Based on the current growth momentum carried over from the fourth quarter of 2006, coupled with the Company’s strong operating performance in executing on that growth and the related performance incentives, the Company’s first quarter 2007 results are expected to be particularly strong.
Considering the above factors, the Company anticipates the following financial results for the three months ended March 31, 2007:
•	Revenues in the range of $163 million to $168 million

•	Tax rate in the range of 21% to 23%

•	EPS in the range of $0.23 to $0.25 per diluted share

•	Capital expenditures in the range of $12 million to $16 million
For the twelve months ended December 31, 2007, the Company anticipates the following financial results:
•	Revenues in the range of $645 million to $675 million

•	Tax rate in the range of 21% to 23%

•	EPS in the range of $0.82 to $0.92 per diluted share

•	Capital expenditures in the range of $25 million to $30 million
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, March 6, 2007 at 10:00 a.m. Eastern Standard Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the Investors section of SYKES’ website at www.sykes.com/investors.htm under the heading “Investors — Press Releases.”
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-

looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) political and country-specific risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in global business conditions and the global economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits, (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients; (xxiv) the ability to obtain and maintain grants and other incentives (tax or otherwise); and (xxv) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2006	2005
Revenues	$158,628	$128,756
Direct salaries and related costs	(102,192)	(80,902)
General and administrative	(46,092)	(38,824)
(Loss) gain on disposal of property & equipment, net	(173)	35

Income from operations	10,171	9,065
Other income	724	611

Income before provision for income taxes	10,895	9,676
Provision for income taxes	(2,756)	(1,080)

Net income	$8,139	$8,596

Net income per basic share	$0.20	$0.22
Shares outstanding, basic	40,282	39,282

Net income per diluted share	$0.20	$0.22
Shares outstanding, diluted	40,559	39,723

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2006	2005
Revenues	$574,223	$494,918
Direct salaries and related costs	(365,602)	(309,604)
General and administrative	(176,701)	(160,470)
Gain on disposal of property & equipment, net	13,683	1,778
Impairment of long-lived assets	(445)	(605)
Reversal of restructuring & other charges	—	314

Income from operations	45,158	26,331
Other income	6,301	2,772

Income before provision for income taxes	51,459	29,103
Provision for income taxes	(9,136)	(5,695)

Net income	$42,323	$23,408

Net income per basic share	$1.06	$0.60
Shares outstanding, basic	39,829	39,204

Net income per diluted share	$1.05	$0.59
Shares outstanding, diluted	40,219	39,536

Sykes Enterprises, Incorporated
Segment Results
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2006	2005
Revenues:
Americas	$104,912	$86,193
EMEA	53,716	42,563

Total	$158,628	$128,756

Operating Income:
Americas	$14,858	$14,828
EMEA	4,562	1,517

Operating income before corporate G&A expenses	19,420	16,345

Corporate G&A expenses	(9,249)	(7,280)

Income from operations	10,171	9,065
Other income	724	611
Provision for income taxes	(2,756)	(1,080)

Net income	$8,139	$8,596

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2006	2005
Revenues:
Americas	$387,305	$318,173
EMEA	186,918	176,745

Total	$574,223	$494,918

Operating Income:
Americas	$71,491	$50,224
EMEA	10,153	7,490

Operating income before reversal of restructuring & other charges, impairment of long-lived assets and corporate G&A	81,644	57,714

Corporate G&A expenses	(36,041)	(31,092)
Reversal of restructuring & other charges	—	314
Impairment of long-lived assets	(445)	(605)

Income from operations	45,158	26,331
Other income	6,301	2,772
Provision for income taxes	(9,136)	(5,695)

Net income	$42,323	$23,408

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets:
Current assets	$288,771	$226,426
Property and equipment, net	66,205	72,261
Other noncurrent assets	60,597	32,498

Total assets	$415,573	$331,185

Liabilities & Shareholders’ Equity:
Current liabilities	$104,875	$82,433
Noncurrent liabilities	19,225	22,662
Shareholders’ equity	291,473	226,090

Total liabilities and shareholders’ equity	$415,573	$331,185

Sykes Enterprises, Incorporated
Supplementary Data

	Q4 2006	Q4 2005
Geographic Mix (% of Total Revenue):

Americas (1)	66.1%	66.9%
Europe, Middle East & Africa (EMEA)	33.9%	33.1%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America, and the Asia Pacific (APAC) Region. Latin America and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q4 2006	Q4 2005	FY 2006	FY 2005
Vertical Industry Mix (% of Total Revenue):

Communications	37%	33%	36%	34%
Technology / Consumer	29%	33%	30%	34%
Financial Services	12%	10%	11%	10%
Transportation & Leisure	6%	6%	6%	6%
Healthcare	8%	9%	7%	8%
Other	8%	9%	10%	8%

Total:	100%	100%	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2006	2005
Cash Flow From Operating Activities:
Net income	$8,139	$8,596
Depreciation and amortization	6,546	6,016
Changes in assets and liabilities and other	(2,528)	(4,109)

Net cash provided by operating activities	$12,157	$10,503

Capital expenditures	$8,171	$1,244
Cash interest paid	$163	$102
Cash taxes paid	$2,227	$3,698

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2006	2005
Cash Flow From Operating Activities:
Net income	$42,323	$23,408
Depreciation and amortization	24,746	25,943
Changes in assets and liabilities and other	(22,297)	(1,160)

Net cash provided by operating activities	$44,772	$48,191

Capital expenditures	$19,420	$9,910
Cash interest paid	$420	$510
Cash taxes paid	$10,007	$10,006